SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as
permitted by Rule 14c-5(d)(2))

[ ]	Definitive information statement

SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

__________________________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:

__________________________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

__________________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:

__________________________________________________________________________________________________________

(5)	Total fee paid:

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[ ]	Fee paid previously with preliminary materials:
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

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(2)	Form, Schedule or Registration Statement No.:

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(3)	Filing Party:

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(4)	Date Filed:
_______________________________________________________________________________

PRELIMINARY COPY

SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP
c/o The Altman Group, Inc.
1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071

February [     ], 2004

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Limited Partner:

     The attached Information Statement, dated February [     ], 2004 (the “Information Statement”), describes the withdrawal of Three Winthrop Properties, Inc., a Massachusetts corporation (the “Withdrawing General Partner”), as managing general partner of Springhill Lake Investors Limited Partnership, a Maryland limited partnership (the “Partnership”), and the substitution of AIMCO/Springhill Lake Investors GP, LLC, a Delaware limited liability company (the “Proposed General Partner”), as managing general partner of the Partnership (the “Replacement”).

     Affiliates of the Withdrawing General Partner and the Proposed General Partner have entered into an agreement for the transfer of the interest currently held by the Withdrawing General Partner in exchange for cash and the redemption of certain interests held by the Proposed General Partner. In order to effect the Replacement, the general partnership interest in your Partnership will be transferred through intermediary legal entities, but only the Proposed General Partner will be substituted as a general partner of the Partnership. The Proposed General Partner is a wholly owned subsidiary of AIMCO Properties, L.P., a Delaware limited partnership (the “AIMCO Operating Partnership”).

     Your Partnership is the sole general partner of each of Springhill Lake Limited Partnerships I through IX and Springhill Commercial Limited Partnership (collectively, the “Operating Partnerships”). Each Operating Partnership owns a section of a garden apartment complex in Greenbelt, Maryland, which consists of apartment and townhouse units and an eight store shopping center (the “Property”).

     Affiliates of the AIMCO Operating Partnership and the Proposed General Partner have been managing the day-to-day operations of your Partnership, the Operating Partnerships and the Property since approximately October 1997, when they acquired interests in your Partnership from affiliates of the Withdrawing General Partner and entered into certain agreements with the Withdrawing General Partner. The Replacement will permit the Proposed General Partner, which is controlled by the AIMCO Operating Partnership, to take or propose certain extraordinary actions relating to your Partnership or the Operating Partnerships without the need for any consent from the Withdrawing General Partner.

     The AIMCO Operating Partnership has been managing the day-to-day operations of the Partnership since October 1, 1998. The AIMCO Operating Partnership is of the opinion that the day-to-day operations of the Partnership and the other management responsibilities of the managing general partner should be coordinated through a single general partner. Through the experience of the AIMCO Operating Partnership, the Proposed General Partner has had significant experience in managing other partnerships that own multifamily housing, and is of the opinion that it has sufficient capacity to make all the operating and strategic decisions with respect to your Partnership. Linneaus-Lexington Associates Limited Partnership, an affiliate of the Withdrawing General Partner, will remain a general partner of the Partnership immediately after the Replacement, and its consent will be required for certain actions, including certain amendments to the Partnership Agreement.

     The AIMCO Operating Partnership and its affiliates hold approximately 80.42% of the outstanding limited partnership interests of your Partnership and have indicated they will consent to the Replacement. Affiliates of the Withdrawing General Partner do not hold any of the outstanding limited partnership interests of your Partnership. Pursuant to the terms of your Partnership’s agreement and certificate of limited partnership, as amended (the “Partnership Agreement”), the consent of the general partners and Limited Partners holding percentage interests of at least 51% in the aggregate is required to approve the Replacement. The general partners have agreed to consent to the Replacement. Therefore the AIMCO Operating Partnership and the Withdrawing General Partner and their affiliates can and will vote to approve the Replacement without the vote of any other Limited Partner. However, as described in the attached Information Statement, the Withdrawing General Partner and the AIMCO Operating Partnership will not consummate the Replacement if Limited Partners holding a majority of the limited partnership interests held by Limited Partners who are not affiliates of the Withdrawing General Partner or the AIMCO Operating Partnership object in writing to the Replacement in the manner described in the attached Information Statement. Therefore, if holders of 63.56 Units, or 9.8% of the outstanding limited partnership interests, object to the Replacement in the manner described in the attached Information Statement, the Replacement will not be consummated.

     The Withdrawing General Partner and the Proposed General Partner have a conflict of interest with respect to the Replacement. As a result, neither makes any recommendation as to whether Limited Partners should object to the Replacement.

     You will own the same class and quantity of interest in the Partnership as you owned in the Partnership prior to consummation of the Replacement. You will not receive any consideration as a result of the consummation of the Replacement. There will not be any tax consequence to the Limited Partners or the Partnership solely as a result of the Replacement. Upon consummation of the Replacement, the existing Partnership Agreement will govern the relationship among the partners of the Partnership after the effective time of the transfer to the Proposed General Partner, except that it will provide that the Withdrawing General Partner is no longer the managing general partner and that the Proposed General Partner is the managing general partner. More information about the Proposed General Partner, the background leading to the Replacement, and the terms of the Replacement are set forth in the attached Information Statement.

     Limited Partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Replacement.

     Questions and requests for assistance may be directed to the Information Agent, The Altman Group, Inc., at its address set forth below.

THREE WINTHROP PROPERTIES, INC.

THE INFORMATION AGENT IS:

THE ALTMAN GROUP, INC.

By Mail:	By Overnight Courier:	By Hand:

1275 Valley Brook Avenue	1275 Valley Brook Avenue	1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071	Lyndhurst, New Jersey 07071	Lyndhurst, New Jersey 07071
(800) 217-9608	(800) 217-9608	(800) 217-9608

By Facsimile:	For Information please call:

(201) 460-0050	TOLL FREE (800) 217-9608

2

PRELIMINARY COPY

SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP
c/o The Altman Group, Inc.
1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071

February [     ], 2004

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Limited Partner:

     This Information Statement is being furnished to limited partners (“Limited Partners”) as of the close of business on February [     ], 2004 in connection with the withdrawal of Three Winthrop Properties, Inc., a Massachusetts corporation (the “Withdrawing General Partner”) as managing general partner of Springhill Lake Investors Limited Partnership, a Maryland limited partnership (the “Partnership”), and the substitution of AIMCO/Springhill Lake Investors GP, LLC, a Delaware limited liability company (the “Proposed General Partner”) as managing general partner of the Partnership (the “Replacement”).

     Affiliates of the Withdrawing General Partner and the Proposed General Partner have entered into agreement for the transfer of the interest currently held by the Withdrawing General Partner in exchange for cash and the redemption of certain interests held by the Proposed General Partner. In order to effect the Replacement, the general partnership interest in your Partnership will be transferred through intermediary legal entities, but only the Proposed General Partner will be substituted as a general partner of the Partnership. The Proposed General Partner is a wholly owned subsidiary of AIMCO Properties, L.P., a Delaware limited partnership (the “AIMCO Operating Partnership”). The AIMCO Operating Partnership is the principal operating partnership of Apartment Investment and Management Company (“AIMCO”), a real estate investment trust listed on the New York Stock Exchange.

     Your Partnership is the sole general partner of each of Springhill Lake Limited Partnerships I through IX and Springhill Commercial Limited Partnership (collectively, the “Operating Partnerships”). Each Operating Partnership owns a section of a garden apartment complex in Greenbelt, Maryland, which consists of apartment and townhouse units and an eight store shopping center (the “Property”).

     Affiliates of the AIMCO Operating Partnership and the Proposed General Partner have been managing the day-to-day operations of your Partnership, the Operating Partnerships and the Property since approximately October 1997, when they acquired interests in your Partnership from affiliates of the Withdrawing General Partner and entered into certain agreements with the Withdrawing General Partner. The Replacement will permit the Proposed General Partner, which is controlled by the AIMCO Operating Partnership, to take or propose certain extraordinary actions relating to your Partnership or the Operating Partnerships without the need for any consent from the Withdrawing General Partner.

     The AIMCO Operating Partnership has been managing the day-to-day operations of the Partnership since October 1, 1998. The AIMCO Operating Partnership is of the opinion that the day-to-day operations of the Partnership and the other management responsibilities of the managing general partner should be coordinated through a single general partner. Through the experience of the AIMCO Operating Partnership, the Proposed General Partner has had significant experience in managing other partnerships that own multifamily housing, and is of the opinion that it has sufficient capacity to make all the operating and strategic decisions with respect to your Partnership. More information about the Proposed General Partner, the background leading to the Replacement, and the terms of the Replacement are described in this Information Statement. Linneaus-Lexington Associates Limited Partnership, an affiliate of the Withdrawing General Partner, will remain a general partner of the Partnership immediately after the Replacement, and its consent will be required for certain actions, including certain amendments to the Partnership Agreement. A copy of the Agreement setting forth the terms of the transfer is attached as Appendix A.

     The AIMCO Operating Partnership and its affiliates hold approximately 80.42% of the outstanding limited partnership interests of your Partnership and have indicated they will consent to the Replacement. Affiliates of the Withdrawing General Partner do not hold any of the outstanding limited partnership interests of your Partnership. Pursuant to the terms of your Partnership Agreement, the consent of the general partners and limited partners of the Partnership (the “Limited Partners”) holding percentage interests of at least 51% in the aggregate is required to approve the Replacement. The general partners have agreed to consent to the Replacement. Therefore the AIMCO Operating Partnership and the Withdrawing General Partner and their affiliates can and will vote to approve the Replacement without the vote of any other Limited Partner. However, the Withdrawing General Partner and the AIMCO Operating Partnership will not consummate the Replacement if Limited Partners holding a majority of the limited partnership interests held by Limited Partners who are not affiliates of the Withdrawing General Partner or the AIMCO Operating Partnership object in writing to the Replacement in the manner described in this Information Statement. Therefore, if holders of 63.56 Units, or 9.8% of the outstanding limited partnership interests (“Units”), object to the Replacement in the manner described in the attached Information Statement, the Replacement will not be consummated.

     The Withdrawing General Partner and the Proposed General Partner have a conflict of interest with respect to the Replacement. As a result, neither makes any recommendation as to whether Limited Partners should object to the Replacement.

     In connection with the Replacement and pursuant to the Partnership Agreement, Womble Carlyle Sandridge & Rice, PLLC, special counsel for the Partnership, will render an opinion to the Limited Partners to the effect that:

•	the Replacement is, or will be, valid and legal under the Maryland Revised Uniform Limited Partnership Act;

•	neither the grant nor exercise of the power pursuant to which the Replacement is proposed to be taken is unlawful or is or will be deemed to be taking part in the control of the business of the Partnership or any Operating Partnership by the Limited Partners, or will result in the loss of the limited liability of the Limited Partners under the laws of Maryland; and

•	the continued treatment of the Partnership and the Operating Partnerships as partnerships under the applicable provisions of the Internal Revenue Code of 1986, as amended, will not be adversely affected by the Replacement.

     If the Replacement is approved and consummated, you will own the same class and quantity of interest in the Partnership as you owned in the Partnership prior to consummation of the Replacement. You will not receive any consideration as a result of the consummation of the Replacement. There will not be any tax consequence to the Limited Partners or the Partnership solely as a result of the Replacement. Upon consummation of the Replacement, the existing Partnership Agreement will govern the relationship among the partners of the Partnership after the effective time of the transfer to the Proposed General Partner, except that it will provide that the Withdrawing General Partner is no longer the managing general partner and that the Proposed General Partner is the managing general partner.

     Limited Partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Replacement.

     Questions and requests for assistance may be directed to the Information Agent, The Altman Group, Inc., by mail at 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050, or by telephone at (800) 217-9608.

FORWARD-LOOKING AND OTHER STATEMENTS

     This Information Statement contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements include information with respect to the Partnership’s, the Withdrawing General Partner’s and the Proposed General Partner’s intent, opinions or expectations.

     Forward-looking statements in this Information Statement are identified by words or phrases identifying the Partnership’s or the General Partner’s opinion, such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may be,” “objective,” “plan,” “predict,” “project,” and “will be” or similar words and phrases (or the opposite). Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, those discussed elsewhere in this Information Statement.

     Information contained in this Information Statement regarding the Withdrawing General Partner, its business, affiliates, beliefs and intentions is based solely on information provided by the Withdrawing General Partner.

THE REPLACEMENT

You will not receive any consideration as a result of the Replacement.

     Background of Ownership of the AIMCO Operating Partnership. In October 1997, Insignia Financial Group, Inc. (“Insignia”) acquired (1) 100% of the Class B common stock of First Winthrop Corporation (“FWC”), and (2) an associate general partnership interest in Winthrop Financial Associates, A Limited Partnership (“WFA”), which provided Insignia with the exclusive rights to direct certain day-to-day operational activities of partnerships (including your Partnership). Insignia also acquired, or contracted to acquire, limited partnership interests in certain of those partnerships, including your Partnership. Affiliates of WFA remained as general partners of these partnerships, with the exclusive right and authority to direct the activities of the partnerships, including your Partnership, except to the extent granted to Insignia and its affiliates, as more fully described below.

     On October 1, 1998, AIMCO merged with Insignia (the “Insignia Merger”). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust (“IPT”). On October 31, 1998, IPT and AIMCO entered into an agreement and plan of merger, dated as of October 1, 1998, pursuant to which IPT merged with AIMCO on February 26, 1999. AIMCO then contributed IPT’s interest in Insignia Properties L.P., IPT’s operating partnership, to AIMCO’s wholly owned subsidiary, AIMCO/IPT, Inc. An affiliate of AIMCO also replaced IPT as the sole general partner of Insignia Properties L.P. As a result, a subsidiary of AIMCO acquired Insignia’s interest in FWC, WFA, and your Partnership.

     The Withdrawing General Partner of your Partnership is controlled by FWC, which is in turn wholly controlled by (i) WFA, which owns 100% of the outstanding Class A common stock, and is entitled to elect three directors to FWC’s board of directors, and (ii) an affiliate of the AIMCO Operating Partnership, which owns 100% of the outstanding Class B common stock, and is entitled to elect two directors to FWC’s board of directors. An affiliate of the AIMCO Operating Partnership, NHP Management Company, is WFA’s associate general partner, but does not have any economic interest in WFA. Under WFA’s agreement of limited partnership, the general partner has the authority to manage and set policies for WFA, and the associate general partner may not take part in managing or controlling WFA. The AIMCO Operating Partnership is of the opinion that it does not control the actions of WFA or their affiliates not otherwise affiliated with the AIMCO Operating Partnership.

     Limitations on Rights of the Withdrawing General Partner and the AIMCO Operating Partnership. Under the Withdrawing General Partner’s bylaws, the Vice Presidents – Residential have exclusive authority to manage certain day-to-day operations of the Partnership, subject to the oversight of the board of directors of the Withdrawing General Partner. Officers of the AIMCO Operating Partnership currently serve as the Vice Presidents – Residential of the managing general partner. Through the bylaws, the AIMCO Operating Partnership is able to control the day-to-day operations of the Partnership.

     However, the Withdrawing General Partner’s bylaws provide that the Vice Presidents – Residential may not take certain actions (“Extraordinary Actions”) without the consent of the Board of Directors of the Withdrawing General Partner. Those Extraordinary Actions include, but are not limited to, most removals, substitutions or withdrawals of general partners and certain amendments to the Partnership Agreement. The Replacement will permit the Proposed General Partner to approve Extraordinary Actions without the consent of the Withdrawing General Partner. Linneaus-Lexington Associates Limited Partnership, an affiliate of the Withdrawing General Partner, will remain a general partner of the Partnership immediately after the Replacement, and its consent will be required for certain actions, including certain amendments to the Partnership Agreement.

     Background of the Replacement. The AIMCO Operating Partnership has been managing the day-to-day operations of the Partnership since the Insignia Merger. The AIMCO Operating Partnership is of the opinion that the day-to-day operations of the Partnership and the other management responsibilities of the managing general partner should be coordinated through a single general partner. Through the experience of the AIMCO Operating Partnership, the Proposed General Partner has had significant experience in managing other partnerships that own multifamily housing, and is of the opinion that it has sufficient capacity to make all the operating and strategic decisions with respect to your Partnership.

     In early 2003, the AIMCO Operating Partnership and affiliates of the Withdrawing General Partner began discussions as to whether the AIMCO Operating Partnership could acquire the general partnership interest in the Partnership in its totality, without any further obligation to obtain the consent of the Withdrawing General Partner for Extraordinary Actions. The AIMCO Operating Partnership is of the opinion that it will be easier to make decisions with respect to the Partnership, including decisions to fund operational shortfalls, if it can take or propose all actions with respect to the Partnership, including Extraordinary Actions. The AIMCO Operating Partnership agreed to pay a total of (i) approximately $1,100,000, (ii) all 200 shares of the Class B common stock of FWC, and (iii) the associate general partnership interest in WFA, in exchange for 33 general and limited partnership interests, including the purchase of a 0.1% general partnership interest in your Partnership for an allocated price of $1,000 and approximately 9.524 shares of the Class B common stock of FWC.

     Implementation of the Replacement. If Limited Partners holding a majority of the limited partnership interests held by Limited Partners who are not affiliates of the Withdrawing General Partner or the AIMCO Operating Partnership do not object in writing to the Replacement in the manner described in this Information Statement, the Replacement will be approved and consummated. Upon consummation of the Replacement, the AIMCO Operating Partnership and its affiliates will own approximately 76.595% of the total partnership interest of the Partnership, comprised of a 0.1% general partner interest in the Partnership and approximately 80.42% of the outstanding limited partnership interests.

     Effect of the Replacement. Decisions with respect to the day-to-day management of the Partnership are the responsibility of the managing general partner. The Withdrawing General Partner and the AIMCO Operating Partnership are of the opinion that the Replacement will not have any effect on the operations of the Partnership, except as noted below. The AIMCO Operating Partnership and its affiliates will be able to substantially influence or control the outcome of many significant Partnership decisions. Under the Partnership Agreement, Limited Partners holding a majority of the outstanding Units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the Partnership Agreement, and the sale of all or substantially all of the Partnership’s assets. Because the managing general partner of the Partnership will be a subsidiary of the AIMCO Operating Partnership after consummation of the Replacement, the AIMCO Operating Partnership will control the management of the Partnership without the consent of the Withdrawing General Partner. Linneaus-Lexington Associates Limited Partnership, an affiliate of the Withdrawing General Partner, will remain a general partner of the Partnership immediately after the Replacement, and its consent will be required for certain actions, including certain amendments to the Partnership Agreement.

     Treatment. Upon consummation of the Replacement, all rights and interest with respect to the general partner interest will be deemed transferred from the Withdrawing General Partner to the Proposed General Partner, including without limitation, all allocations of profit and loss for tax purposes, as if the Replacement had been consummated on January 1, 2004.

     Directors, Officers and Governing Documents. The members, partners, and stockholders of the Proposed General Partner, and its officers and directors, immediately prior to the consummation of the Replacement will be the members, partners, and stockholders of the Proposed General Partner, and its officers and directors, upon the consummation of the Replacement. The Partnership Agreement, as modified to reflect the withdrawal of the Withdrawing General Partner and the admission of the Proposed General Partner, will be the agreement and certificate of limited partnership of the Partnership after the transfer to the Proposed General Partner.

     Succession. Upon consummation of the Replacement, the Withdrawing General Partner will not have any further right to participate in the management or operation of the Partnership or to receive future allocations of profits and losses, any distributions from the Partnership or any other funds or assets of the Partnership. All of these rights will be transferred to the Proposed General Partner upon the consummation of the Replacement.

     Third Party Consents. None of the parties will be required to consummate the transfer to the Proposed General Partner if required approval of any persons or entities, including, without limitation, the United States Department of Housing and Urban Development, any state housing authority or agency, lenders, bond trustees, and credit enhancers, of the transfer has not been obtained.

     Termination. If certain conditions to the transfer to the Proposed General Partner are not fulfilled prior to September 30, 2004, the agreement relating to the Replacement may be terminated by any party to the agreement.

     Tax Consequences. There will not be any tax consequence to the Limited Partners or the Partnership solely as a result of the Replacement. See “Tax Consequence of the Replacement.”

     Approval. [                   ], 2004 is the record date (the “Record Date”) for determining Limited Partners entitled to receive this Information Statement. The AIMCO Operating Partnership and its affiliates hold approximately 80.42% of the outstanding limited partnership interests of your Partnership and have indicated they will consent to the Replacement. Affiliates of the Withdrawing General Partner do not hold any of the outstanding limited partnership interests of your Partnership. Pursuant to the terms of your Partnership Agreement, the consent of the general partners and Limited Partners holding percentage interests of at least 51% in the aggregate is required to approve the Replacement. The general partners have agreed to consent to the Replacement. Therefore the AIMCO Operating Partnership and the Withdrawing General Partner and their affiliates can and will vote to approve the Replacement without the vote of any other Limited Partner. However, the Withdrawing General Partner and the AIMCO Operating Partnership will not consummate the Replacement if Limited Partners holding a majority of the limited partnership interests held by Limited Partners who are not affiliates of the Withdrawing General Partner or the AIMCO Operating Partnership object in writing to the Replacement in the manner described in this Information Statement. Therefore, if holders of 63.56 Units, or 9.8% of the outstanding Units, object to the Replacement in the manner described in the attached Information Statement, the Replacement will not be consummated.

     Power of Attorney. The Partnership Agreement grants a power of attorney to the managing general partner of the Partnership to amend the Partnership Agreement and file amendments with the appropriate government authority to reflect the withdrawal of a general partner and the admission of a new general partner. The Proposed General Partner, the Withdrawing General Partner, or both will prepare these amendments to reflect the withdrawal of the Withdrawing General Partner and the admission of the Proposed General Partner. In addition, appropriate amendments will be filed with the appropriate government authority pursuant to this power of attorney.

     Appraisal Rights. Limited Partners are not entitled to appraisal rights permitting them to seek a judicial determination of the value of their Partnership interests under applicable law.

     Future Plans of the Proposed General Partner and the AIMCO Operating Partnership. The Units are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration of the Units under the Exchange Act may be terminated upon application of the Partnership to the United States Securities and Exchange Commission (the “SEC”) if the Units are neither listed on a national securities exchange nor held by 300 or more holders of record. Because the Units are not listed on a national securities exchange and are held by fewer than 300 persons, the Partnership could apply to deregister the Units under the Exchange Act. Due in part to the additional costs associated with complying with the Exchange Act, the

Proposed General Partner and the AIMCO Operating Partnership intend to consummate a merger to convert Units to cash, which will enable the Partnership to apply to deregister the Units under the Exchange Act.

     Except as disclosed in this Information Statement, the Proposed General Partner and the AIMCO Operating Partnership do not have any specific intention with respect to the Partnership or the Operating Partnerships that would involve any of the following transactions: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the Partnership or the Operating Partnerships; (iii) sales or exchanges of the Property; (iv) additional purchases of interests in the Partnership; and (v) mergers or other consolidation transactions involving the Partnership or the Operating Partnerships. However, the Proposed General Partner will be able to consider those transactions and may recommend them to the Partnership for approval or, if no other partnership approvals are required, effect those transactions as the managing general partner of the Partnership. The AIMCO Operating Partnership and the Proposed General Partner may consider any of the foregoing transactions in the future, and the AIMCO Operating Partnership reviews its portfolio of investments from time to time to consider those transactions. Transactions could involve transactions involving other limited partnerships in which the Proposed General Partner or its affiliates serve as general partners, or a combination of the Partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which Limited Partners might receive cash, common stock or other securities or consideration. The AIMCO Operating Partnership is considering such a transaction. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If the Partnership enters into a transaction, the AIMCO Operating Partnership will participate in benefits of that transaction to the extent of its ownership of interests in the Partnership.

MATERIAL TAX CONSEQUENCES OF THE REPLACEMENT

     THE FOLLOWING SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON CURRENT U.S. FEDERAL TAX LAW WHICH IS SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT IN THE PARTICULAR CIRCUMSTANCES OF EACH LIMITED PARTNER OR TO LIMITED PARTNERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. PLEASE CONSULT YOUR TAX ADVISOR IF YOU HAVE CONCERNS THAT YOU BELIEVE APPLY TO YOUR TAX SITUATION.

     In general, the Proposed General Partner is of the opinion that the Replacement will not have any tax consequences to the Limited Partners or the Partnership.

     The transfer to the Proposed General Partner, along with other sales or exchanges of interests in the Partnership that have occurred within the 12-month period ending on the date that the Replacement is effected, may cause a termination of the Partnership for federal income tax purposes (a “Termination”). The Proposed General Partner does not believe that the transfer of the general partnership interest to it will cause a Termination because an insufficient number of interests in the Partnership have been transferred in the last 12 months. If a Termination does occur, however, the Partnership’s taxable year will close as of the date of the Replacement, and the Partnership will be required to file a final federal partnership return as of that date reporting its income, gain, loss and other tax items on such return. This may, among other things, result in acceleration of the recognition by the partners of any income or gain from the Partnership’s operations in a taxable period that is earlier than the taxable period in which such income or gain otherwise would have been recognized if the Partnership had not terminated. In addition, while generally the adjusted tax basis in the Partnership’s assets will be the same as the Partnership’s basis in such assets immediately before the Replacement, the Partnership will be permitted to increase the basis of its assets to the extent the provisions of Code Section 754 apply. However, a Termination may require that the Partnership recalculate the depreciable lives of its assets, which could result in the assets being depreciated over a longer period of time than if there had been no Termination. If this were to occur, the annual average depreciation deductions allocable to the partners may decrease for a number of years following the transfer to the Proposed General Partner (thereby increasing the taxable income allocable to such partners), but would not have any effect on the total depreciation deductions available over the useful lives of the assets.

RISK FACTORS

     The Replacement has certain risks and disadvantages. Please carefully consider the following risk factors.

Risk Factors if the Replacement is Approved

     The Replacement Will Enable the AIMCO Operating Partnership to Obtain Approval of Significant Decisions Without Having to Obtain the Approval of the Withdrawing General Partner. Decisions with respect to the day-to-day management of the Partnership are the responsibility of the managing general partner of the Partnership. However, under the Partnership Agreement, Limited Partners holding 51% of the outstanding limited partnership interests must approve certain transactions, including the removal of the general partner, most amendments to the Partnership Agreement, and the sale of all or substantially all of the Partnership’s assets. Linneaus-Lexington Associates Limited Partnership, an affiliate of the Withdrawing General Partner, will remain a general partner of the Partnership immediately after the Replacement, and its consent will be required for certain actions, including certain amendments to the Partnership Agreement.

     The AIMCO Operating Partnership and its affiliates own approximately 521.9 Units, or 80.42%, of the outstanding limited partnership interests of your Partnership. Because the AIMCO Operating Partnership and its affiliates own more than 51% of the outstanding Units, it has the ability to control most votes of the Limited Partners.

     Upon the consummation of the transfer of the general partnership interest to the Proposed General Partner, the AIMCO Operating Partnership will be able to approve Extraordinary Actions without the consent of the Withdrawing General Partner or its affiliates, subject to the restrictions on actions by the general partner contained in the Partnership Agreement.

     The Proposed General Partner Will Continue to Have Conflicts of Interest. The Proposed General Partner is an affiliate of the AIMCO Operating Partnership. Accordingly, the Proposed General Partner will have conflicts of interest in the capacity as managing general partner of the Partnership. The Proposed General Partner is a limited liability company and has fiduciary duties to its members, which may from time to time conflict with its fiduciary duties to the Limited Partners or the Partnership. The conflicts of interest include the fact that a decision to remove, for any reason, the Proposed General Partner from its position as a general partner of the Partnership could result in a decrease or elimination of the substantial management fees paid to the Proposed General Partner for managing the Partnership. Also, an affiliate of the AIMCO Operating Partnership is the property manager of your Partnership, and receives fees for managing the Property, as provided in the Partnership Agreement. In 2003, the Partnership paid approximately $709,000 in management fees to affiliates of the AIMCO Operating Partnership (through September 2003), and reimbursed the AIMCO Operating Partnership and its affiliates approximately $685,000 (through September 2003).

     In addition, because AIMCO and the Partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, AIMCO may acquire properties in the general market area where the Partnership’s Property is located. AIMCO and its affiliates believe that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing its properties, AIMCO will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer’s needs.

Risk Factors if the Replacement is Not Approved

     Extraordinary Actions Will Require the Consent of the Withdrawing General Partner’s Board of Directors. Through an affiliate of the AIMCO Operating Partnership, the AIMCO Operating Partnership controls the day-to-day operations of the Partnership. However, the Withdrawing General Partner’s bylaws provide that the Vice Presidents – Residential may not take Extraordinary Actions without the consent of the Board of Directors of the Withdrawing General Partner. Those Extraordinary Actions include, but are not limited to, most removals, substitutions or withdrawals of general partners and certain amendments to the Partnership Agreement.

     It Will Be More Difficult for the Affiliates of the AIMCO Operating Partnership to Operate the Partnership. Although an affiliate of the AIMCO Operating Partnership controls the day-to-day operations of the Partnership, Extraordinary Actions are subject to the approval of the Withdrawing General Partner. Because its control is limited in this manner, it may be more difficult for the affiliate of the AIMCO Operating Partnership to take actions with respect to the Partnership.

GENERAL PARTNER’S RECOMMENDATION

     The Withdrawing General Partner has a conflict of interest and does not make any recommendation as to whether Limited Partners should object to the Replacement. In entering into agreements in connection with the Replacement, the Withdrawing General Partner considered the experience of the AIMCO Operating Partnership in managing multifamily properties such as those held by the Partnership, the experience of the AIMCO Operating Partnership in managing the Partnership’s properties since October 1, 1998, and the fact that it will be administratively easier for affiliates of the AIMCO Operating Partnership to continue to operate the Partnership if the Proposed General Partner is the managing general partner of the Partnership.

INFORMATION ABOUT YOUR PARTNERSHIP, THE PROPOSED GENERAL PARTNER AND THE
AIMCO OPERATING PARTNERSHIP

     The Partnership. Springhill Lake Investors Limited Partnership is a limited partnership organized under the laws of the State of Maryland on December 28, 1984. Its only business is investing as a general partner in the Operating Partnerships. The Partnership was formed for the purpose of acquiring a general partner interest in the Operating Partnerships, to hold, own, maintain, sell, transfer, convey, exchange, otherwise dispose of or deal in or with such partnership interests and to exercise all powers of a general partner in the Operating Partnerships. The limited partner of each Operating Partnership is Theodore R. Lerner, a former general partner of the Operating Partnerships, whose interest was converted to that of a limited partner on January 16, 1985, in conjunction with the Partnership’s acquisition of its interest in the Operating Partnerships. The general partners of the Partnership are Three Winthrop Properties, Inc. and Linnaeus–Lexington Associates Limited Partnership. Your Partnership’s principal executive offices are currently located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602.

     Limited Partners. As of [                    ], 2004, there were 138 Limited Partners of record and 649 Units issued and outstanding. Except as noted below, no person or entity was known by the Partnership to be the beneficial owner of more than 5% of the Units of the Partnership as of December 31, 2003.

Entity	Number of Units	Percentage

Insignia Financial Group, Inc. (an affiliate of AIMCO)	241.15	37.16%

AIMCO Properties, L.P. (an affiliate of AIMCO)	280.75	43.26%

     Property Management. An affiliate of the Proposed General Partner serves as manager of the Property. Pursuant to the management agreement between the property manager and the Partnership, the property manager operates the Property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors. The property manager is entitled to receive 3% of tenant rent collections and 5% of store commercial income from the Property for providing property management services.

     General Partners’ Fees and Reimbursements. The Withdrawing General Partner is entitled to receive reimbursements and fees for management of the Partnership and other services provided to the Partnership. Currently, those fees and reimbursements are paid to an affiliate of the AIMCO Operating Partnership. Upon the consummation of the Replacement, the Proposed General Partner will be entitled to receive all such fees and reimbursements.

     Financial Information. For more information regarding your Partnership and the Property, please refer to the Annual Report of the Partnership on Form 10-K for the year ended December 31, 2002 and the Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003 and other reports and documents that your Partnership has filed with the SEC.

     The Proposed General Partner. AIMCO/Springhill Lake Investors GP, LLC, a Delaware limited liability company, is a new entity formed for the purpose of performing the duties of the managing general partner of the Partnership.

     The Proposed General Partner is controlled and beneficially owned by the AIMCO Operating Partnership and AIMCO.

     The AIMCO Operating Partnership. The AIMCO Operating Partnership is a Delaware limited partnership. Together with its subsidiaries, it conducts substantially all of the operations of AIMCO. AIMCO is a real estate investment trust that owns and manages multi-family apartment properties throughout the United States. Based on apartment unit data compiled by the National Multi Housing Council, AIMCO believes that it is one of the largest owners and managers of multi-family apartment properties in the United States. As of September 30, 2003, AIMCO:

-	owned a controlling equity interest in 178,913 units in 697 apartment properties (which AIMCO refers to as “consolidated”);

-	owned a non-controlling equity interest in 67,157 units in 467 properties (which AIMCO refers to as “unconsolidated”), of which 58,634 units were also managed by AIMCO; and

-	provided services or managed, for third party owners, 51,847 units in 520 properties, primarily pursuant to long term agreements (including 40,126 units in 418 properties that are asset managed only, and not property managed).

     AIMCO’s Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol “AIV.”

     The AIMCO Operating Partnership’s general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly-owned subsidiary of AIMCO. AIMCO’s, AIMCO-GP’s, the AIMCO Operating Partnership’s, and the Proposed General Partner’s principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and their telephone number is (303) 757-8101.

     The names, positions and business addresses of the directors and executive officers of AIMCO and the Proposed General Partner, as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated in this Information Statement by reference.

     AIMCO, the AIMCO Operating Partnership and your Partnership are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the SEC relating to each company’s business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     For more information regarding AIMCO and the AIMCO Operating Partnership, please refer to their respective Annual Reports on Form 10-K for the year ended December 31, 2002 and their respective Quarterly

Reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003, and September 30, 2003 (particularly the management’s discussion and analysis of financial condition and results of operations) and other reports and documents filed with the SEC.

NOTICE OF OBJECTION

     APPROVAL OF THE REPLACEMENT REQUIRES THE WRITTEN CONSENT OF ALL GENERAL PARTNERS AND A MAJORITY IN INTEREST OF LIMITED PARTNERS. THE REPLACEMENT WILL NOT BE CONSUMMATED IF LIMITED PARTNERS HOLDING A MAJORITY OF THE LIMITED PARTNERSHIP INTERESTS HELD BY LIMITED PARTNERS WHO ARE NOT AFFILIATED WITH THE WITHDRAWING GENERAL PARTNER OR THE AIMCO OPERATING PARTNERSHIP OBJECT IN WRITING TO THE REPLACEMENT BY DELIVERING A NOTICE OF OBJECTION AS PROVIDED HEREIN. EACH OF THE LIMITED PARTNERS OF RECORD AS OF THE RECORD DATE IS ENTITLED TO OBJECT TO THE REPLACEMENT.

     As of the Record Date, there were 649 Units issued and outstanding. The AIMCO Operating Partnership and its affiliates hold approximately 80.42% of the outstanding limited partnership interests of your Partnership and have indicated they will consent to the Replacement. Affiliates of the Withdrawing General Partner do not hold any of the outstanding limited partnership interests of your Partnership. Pursuant to the Partnership Agreement, the consent of the general partners and Limited Partners holding percentage interests of at least 51% in the aggregate is required to approve the Replacement. The general partners have agreed to consent to the Replacement. Therefore the AIMCO Operating Partnership and the Withdrawing General Partner and their affiliates can and will vote to approve the Replacement without the vote of any other Limited Partner. However, the Withdrawing General Partner and the AIMCO Operating Partnership will not consummate the Replacement if Limited Partners holding a majority of the limited partnership interests held by Limited Partners who are not affiliates of the Withdrawing General Partner or the AIMCO Operating Partnership object in writing to the Replacement on the attached Notice of Objection. Therefore, if holders of 63.56 Units, or 9.8% of the outstanding limited partnership interests, object to the Replacement as provided in this Information Statement, the Replacement will not be consummated. Abstentions on the enclosed Notice of Objection will not be treated as objections.

     LIMITED PARTNERS WHO DESIRE TO OBJECT TO THE REPLACEMENT SHOULD DO SO BY MARKING THE APPROPRIATE BOX ON THE NOTICE OF OBJECTION INCLUDED WITH THIS INFORMATION STATEMENT, AND SIGNING, DATING AND DELIVERING THE NOTICE OF OBJECTION TO THE INFORMATION AGENT BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE, BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ABOVE AND ON THE NOTICE OF OBJECTION, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS INFORMATION STATEMENT.

     All Notices of Objection that are properly completed, signed and delivered to the Information Agent prior to the Expiration Date and not properly revoked (see “Revocation of Objection” below) will be given effect in accordance with the specifications contained in the Notice of Objection.

     All Notices of Objection must be executed in exactly the same manner as the name(s) in which ownership of the Partnership interests is registered. If the Partnership interests to which a Notice of Objection relates are held by two or more joint holders, all of those holders should sign the Notice of Objection. If a Notice of Objection is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Notice of Objection evidence satisfactory to the Partnership of authority to execute the Notice of Objection.

     All questions as to the validity, form and eligibility (including time of receipt) regarding the Notices of Objection will be determined by the General Partner in its sole discretion, which determination will be conclusive and binding. The General Partner reserves the right to reject any or all Notices of Objection that are not in proper form. The General Partner also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Notices of Objection. Unless waived, all such defects or irregularities in connection with the delivery of Notices of Objection must be cured within such time as the General Partner determines. Neither the General Partner or the Proposed General Partner nor any of their respective affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Notices of Objection will not be deemed to have been made until any irregularities or defects contained in the Notices of Objection have been cured or waived. The interpretations of the General Partner shall be conclusive and binding.

     Revocation of Objection. Any Limited Partner who has delivered a Notice of Objection to the Information Agent may revoke the Notice of Objection by delivering to the Information Agent a written notice of revocation prior to midnight, New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Notice of Objection must (i) contain the name of the person who delivered the Notice of Objection, (ii) be in a writing delivered to the Information Agent stating that the prior Notice of Objection is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Notice of Objection, and (iv) be received by the Information Agent prior to midnight, New York City time, on the Expiration Date at one of its addresses or the fax number set forth on the Notice of Objection. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or facsimile number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Notice of Objection previously given. A revocation of the instructions set forth in a Notice of Objection can only be accomplished in accordance with the foregoing procedures. A LIMITED PARTNER MAY NOT REVOKE THE INSTRUCTIONS SET FORTH IN THE NOTICE OF OBJECTION AFTER MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

     The signed Notice of Objection should be sent or delivered by each partner to the Information Agent at the address set forth below.

     Questions and requests for assistance may be directed to the Information Agent at the address set forth below.

THE INFORMATION AGENT IS:

THE ALTMAN GROUP, INC.

By Mail:	By Overnight Courier:	By Hand:

1275 Valley Brook Avenue	1275 Valley Brook Avenue	1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071	Lyndhurst, New Jersey 07071	Lyndhurst, New Jersey 07071
(800) 217-9608	(800) 217-9608	(800) 217-9608

By Facsimile:	For Information please call:

(201) 460-0050	TOLL FREE (800) 217-9608

ANNEX I

OFFICERS AND DIRECTORS

     The names and positions of the executive officers of Apartment Investment and Management Company (“AIMCO”), AIMCO-GP, Inc. (“AIMCO-GP”) and the Proposed General Partner are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The officers and directors of the Withdrawing General Partner are also set forth below. Unless otherwise indicated, the business address of each executive officer and director is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. Each executive officer and director is a citizen of the United States of America. All titles refer to titles with AIMCO, AIMCO-GP and the Proposed General Partner, except as otherwise indicated.

Name	Position

Terry Considine	Chairman of the Board of Directors and Chief Executive Officer

Peter K. Kompaniez	Vice Chairman, President and Director

Harry G. Alcock	Executive Vice President and Chief Investment Officer

Miles Cortez	Executive Vice President, General Counsel and Secretary

Joseph DeTuno	Executive Vice President – Redevelopment

Randall J. Fein	Executive Vice President – Student Housing

Patti K. Fielding	Executive Vice President – Securities and Debt

Patrick J. Foye	Executive Vice President of AIMCO, AIMCO-GP and the Proposed General Partner; Vice President – Residential and Director and sole member of the Residential Committee of the Withdrawing General Partner

Lance J. Graber	Executive Vice President – AIMCO Capital

Paul J. McAuliffe	Executive Vice President and Chief Financial Officer of AIMCO, AIMCO-GP and the Proposed General Partner; Vice President – Residential and Chief Financial Officer of the Withdrawing General Partner

Ron Monson	Executive Vice President and Head of Property Operations

Jim Purvis	Executive Vice President – Human Resources

David Robertson	President and Chief Executive Officer – AIMCO Capital

James N. Bailey	Director

Richard S. Ellwood	Director

J. Landis Martin	Director

Thomas L. Rhodes	Director

Michael L. Ashner	Chief Executive Officer and Director of the Withdrawing General Partner

Peter Braverman	Executive Vice President and Director of the Withdrawing General Partner

Name	Principal Occupations for the Last Five Years

Terry Considine	Mr. Considine has been Chairman and Chief Executive Officer of AIMCO and AIMCO-GP since July 1994. Mr. Considine serves as Chairman of the Board of Directors of American Land Lease, Inc. (formerly Asset Investors Corporation and Commercial Asset Investors, Inc.), another public real estate investment trust. Mr. Considine has been and remains involved as a principal in a variety of other business activities.

Peter K. Kompaniez	Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated, which was acquired by AIMCO in December 1997. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation (“HFC”), a United States holding company for Heron International, N.V.’s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate.

Harry G. Alcock	Mr. Alcock served as a Vice President of AIMCO from July 1996 to October 1997, when he was promoted to Senior Vice President – Acquisitions. Mr. Alcock served as Senior Vice President–Acquisitions until October 1999, when he was promoted to Executive Vice President and Chief Investment Officer. Mr. Alcock has held responsibility for AIMCO’s acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisition and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

Miles Cortez	Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001. Since December 1997, Mr. Cortez has been a founding partner and the senior partner of the law firm of Cortez Macaulay Bernhardt & Schuetze LLC. From August 1993 to November 1997, Mr. Cortez was a partner in the law firm of McKenna & Cuneo, LLP. Mr. Cortez was the President of the Denver Bar Association from 1982-1983; was Chairman of the Ethics Committee of the Colorado Bar Association from 1977-1978, was President of the Colorado Bar Association from 1996-1997, and was a member of the American Bar Association House of Delegates from 1990-1995. Mr. Cortez is a Life Fellow of the Colorado Bar Foundation and American Bar Foundation. Mr. Cortez has been listed in the national publication “The Best Lawyers in America” for business litigation for the past ten years.

Name	Principal Occupations for the Last Five Years

Joseph DeTuno	Mr. DeTuno was appointed Executive Vice President-Redevelopment of AIMCO in February 2001. Mr. DeTuno has been Senior Vice President-Property Redevelopment of AIMCO since August 1997. Mr. DeTuno was previously President and founder of JD Associates, his own full service real estate consulting, advisory and project management company that he founded in 1990.

Randall J. Fein	Mr. Fein was appointed Executive Vice President in October 2003. He is responsible for Student Housing. Prior to joining AIMCO, Mr. Fein was president of the general partner of Texas First L.P. and Income Apartment Investors L.P. Mr. Fein is a 1977 graduate of the University of Texas at Austin. He also received a J.D. from the University of Texas at Austin in 1980.

Patti K. Fielding	Ms. Fielding was appointed Executive Vice President in February 2003. She is responsible for securities and debt financing and the treasury department. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President – Securities and Debt. Ms. Fielding joined the Company in February 1997 and served as Vice President-Tenders, Securities and Debt until January 2002. Prior to joining the Company, Ms. Fielding was a Vice President with Hanover Capital Partners from 1996 to 1997, Vice Chairman, Senior Vice President and Principal of CapSource Funding Corp from 1993 to 1995, and Group Vice President with Duff & Phelps Rating Co. from 1987 to 1993.

Patrick J. Foye	Mr. Foye was appointed Executive Vice President of AIMCO in May 1998. He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining AIMCO, Mr. Foye was a merger and acquisitions partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm’s Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham University Law School and was Associate Editor of the Fordham Law Review.

Lance Graber	Mr. Graber was appointed Executive Vice President – Acquisitions in October 1999. His principal business function is acquisitions. Prior to joining AIMCO, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at Credit Suisse First Boston engaged in real estate financial advisory services and principal investing. He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties. Mr. Graber received a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania.

Name	Principal Occupations for the Last Five Years

Paul J. McAuliffe	Mr. McAuliffe has been Executive Vice President of AIMCO since February 1999 and was appointed Chief Financial Officer in October 1999. Prior to joining AIMCO, Mr. McAuliffe was Senior Managing Director of Secured Capital Corporation and prior to that time had been a Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was a key member of the underwriting team that led AIMCO’s initial public offering in 1994. Mr. McAuliffe was also a Managing Director and head of the real estate group at CS First Boston from 1990 to 1993 and he was a Principal in the real estate group at Morgan Stanley & Co., Inc. from 1983 to 1990. Mr. McAuliffe received a B.A. from Columbia College and an MBA from University of Virginia, Darden School.

Ron Monson	Mr. Monson was appointed Executive Vice President and Head of Property Operations of AIMCO on February 6, 2001. Mr. Monson has been with AIMCO since 1997 and was promoted to Divisional Vice President in 1998. Prior to joining AIMCO, Mr. Monson worked for 13 years in operations management positions in the lawn care and landscaping industries, principally with True Green/Chemlawn. Mr. Monson received a Bachelor of Science from the University of Minnesota and a Masters in Business Administration from Georgia State University.

Jim Purvis	Mr. Purvis was appointed Executive Vice President in February 2003. He is responsible for AIMCO’s Human Resources and People Initiatives. Mr. Purvis has over 20 years of executive strategic human resources experience. Prior to joining AIMCO, he was Vice President, HR at SomaLogic, a privately funded biotechnology company. He was a principal in O3C Global Organization Solutions, and has held executive human resources and operations management positions in ALCOA (Aluminum Company of America), Texas Air/ Eastern Airlines, Starwood/Westin Hotels and Resorts, and Tele-Communications (TCI) Technology, Inc. Mr. Purvis holds a BA in communications and modern languages from the University of Notre Dame.

David Robertson	Mr. Robertson was appointed Executive Vice President – Affordable Properties in February 2002. He is responsible for affordable property operations, refinancing and other value creation within the Company’s affordable portfolio. Prior to joining the Company, Mr. Robertson was a member of the investment-banking group at Smith Barney from 1991 to 1996, where he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO’s initial public offering in 1994. Since February 1996, Mr. Robertson has been Chairman and Chief Executive Officer of Robeks Corporation, a privately held chain of specialty food stores.

Name	Principal Occupations for the Last Five Years

James N. Bailey Cambridge Associates, Inc. 1 Winthrop Square, Suite 500 Boston, MA 02110	Mr. Bailey was appointed a Director of AIMCO in June 2000. In 1973, Mr. Bailey co-founded Cambridge Associates, Inc., which is an investment consulting firm for non-profit institutions and wealthy family groups. He is also Co-Founder, Treasurer and Director of The Plymouth Rock Company, Direct Response Corporation and Homeowners’ Direct Corporation, each of which is a United States personal lines insurance company. He received his M.B.A. and J.D. degrees in 1973 from Harvard Business School and Harvard Law School.

Richard S. Ellwood 12 Auldwood Lane Rumson, NJ 07660	Mr. Ellwood was appointed a Director of AIMCO in July 1994 and is currently Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated and Florida East Coast Industries, Inc.

J. Landis Martin 199 Broadway Suite 4300 Denver, CO 80202	Mr. Martin was appointed a director of AIMCO in July 1994 and became Chairman of the Compensation Committee on March 19, 1998. Mr. Martin is a member of the Audit Committee. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation (“Tremont”), a holding company operating though its affiliates Titanium Metals Corporation (“TIMET”) and NL Industries, Inc. (“NL”), since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by a predecessor of Halliburton Company (“Halliburton”) in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle International Corporation, a communications company.

Name	Principal Occupations for the Last Five Years

Thomas L. Rhodes 215 Lexington Avenue 4th Floor New York, NY 10016	Mr. Rhodes was appointed a Director of AIMCO in July 1994 and is a member of the Audit and Compensation Committees. Mr. Rhodes has served as the President and a Director of National Review magazine since November 1992, where he has also served as a Director since 1998. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. He is currently Co-Chairman of the Board, Co-Chief Executive Officer and a Director of American Land Lease, Inc. He also serves as a Director of Delphi Financial Group and its subsidiaries, Delphi International Ltd., Oracle Reinsurance Company and the Lynde and Harry Bradley Foundation.

Michael L. Ashner	Michael L. Ashner has been the Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership (“WFA”) and the Managing General Partner since January 15, 1996. Since August 19, 2002, Mr. Ashner has also served as the Chief Executive Officer of Shelbourne Properties I Inc., Shelbourne Properties II Inc. and Shelbourne Properties III Inc. (collectively, the “Shelbourne REITs”), three publicly traded real estate investment trusts. Mr. Ashner currently serves as a director of each of the Shelbourne REITs, Great Bay Hotel and Casino Inc., and NBTY, Inc.

Peter Braverman	Peter Braverman has been a Vice President of WFA and the Managing General Partner since January 1996. Since August 19, 2002, Mr. Braverman has also served as the Executive Vice President of each of the Shelbourne REITs. Mr. Braverman serves as a director of the Shelbourne REITs.

APPENDIX A

REDEMPTION AND CONTRIBUTION AGREEMENT

     REDEMPTION AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of December 1, 2003, between First Winthrop Corporation, a Delaware corporation (“Winthrop”), and AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO”).

W I T N E S S E T H:

     WHEREAS, Winthrop either directly or indirectly through a wholly-owned subsidiary (each, a “Subsidiary Corporation”), holds general and limited partnership interests (the “Partnership Interests”) as indicated in each of the limited partnerships listed on Schedule 1 hereto (the “Partnerships”);

     WHEREAS, the Subsidiary Corporation that holds each Partnership Interest is set forth opposite such Partnership’s name on Schedule 1 hereto;

     WHEREAS, AIMCO is the holder of 200 shares of Class B Common Stock of Winthrop (the “Class B Shares”);

     WHEREAS, pursuant to that certain Allocation Agreement, dated of even date herewith, among Winthrop, First Winthrop Corporation, W.T. Limited Partnership, NHP Management Company and AIMCO Properties, L.P. (the “Allocation Agreement”), the parties thereto have set forth the amount allocable to each Partnership Interest;

     WHEREAS, AIMCO desires to cause wholly-owned subsidiaries to acquire the Partnership Interests in complete redemption of the Class B Shares, and Winthrop has agreed to permit such redemption, all upon the terms and conditions set forth herein;

     WHEREAS, prior to the redemption, AIMCO may transfer its Class B Shares, in whole or in part, to wholly owned subsidiaries, provided that AIMCO shall agree to cause such subsidiaries to be bound by this Agreement, and to cause their interests to be redeemed as provided herein and in accordance with the Allocation Agreement, and references to AIMCO as provided herein shall be deemed to refer to one or more of such subsidiaries;

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and other good and valuable consideration hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE FIRST
CLOSING

     1.1 The Closing. The closing of the transactions set forth in Sections 1.2 and 1.3 of this Article FIRST, which may occur on one or more occasions as hereinafter contemplated (each, a “Closing”), shall take place at the offices of Winthrop’s Attorney, 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753 and at such time or times as hereinafter set forth:

          (i) In the event that Limited Partner Consent (as hereinafter defined) has been obtained on or prior to sixty days from the date hereof (the “First Consent Date”) with respect to all of the Partnerships and the other conditions set forth in Articles FIFTH and SIXTH hereof have been satisfied or waived, the Closing shall take place at 10:00 A.M., New York City time, on the third business day following the First Consent Date, or at such other time on such date, or on such other date, as Winthrop and AIMCO may agree;

          (ii) In the event that Limited Partner Consent with respect to all of the Partnerships has not been obtained on or prior to the First Consent Date, the Closing with respect to those Partnerships for which Limited Partner Consent has been obtained on or prior to the First Consent Date shall take place at 10:00 A.M., New York City time, on the third business day following the First Consent Date, or at such other time on such date, or on such other date, as Winthrop and AIMCO may agree;

          (iii) In the event that Limited Partner Consent with respect to all of the Partnerships has not been obtained on or prior to the First Consent Date but Limited Partner Consent is obtained with respect to one or more Partnerships following the First Consent Date, the Closing with respect to those Partnerships for which Limited Partner Consent has been obtained subsequent to the First Consent Date shall take place on such date(s) and at such time(s) as Winthrop and AIMCO may agree, but with respect to any such Partnership, not more than 15 business days following the notice of any party to the others that Limited Partner Consent has been obtained.

As used herein, the date of such Closing is referred to as the “Closing Date” and the time on such Closing Date is referred to as the “Closing Time”.

     1.2 Contribution by AIMCO. On each Closing Date, immediately prior to the transaction contemplated by Section 1.3 hereof, AIMCO shall make a capital contribution in immediately available funds to Winthrop equal to the amount set forth in the Allocation Agreement for each Partnership Interest for which Limited Partner Consent has been obtained and which Partnership Interest is to be distributed to it pursuant to Section 1.3 hereof.

     1.3 Redemption of Interest. On each Closing Date, immediately following the transaction contemplated by Section 1.2 hereof, Winthrop shall transfer to AIMCO (or its designee), in full, in the event that following such transfer all of the Partnership Interests will have been transferred to AIMCO, or partial, in the event that following such transfer all of the Partnership Interests will not have then been transferred, redemption of the Shares, all of the Partnership Interests for which Limited Partner Consent shall have been obtained and which have not then previously been transferred to AIMCO.

ARTICLE SECOND
REPRESENTATIONS AND WARRANTIES OF WINTHROP

     Winthrop hereby represents and warrants to AIMCO that:

     2.1 Organization; Good Standing. Winthrop is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Winthrop has the requisite corporate power and authority to conduct its business in the manner now conducted.

     2.2 Authorization and Enforceability. Winthrop has all requisite power and authority to execute, deliver and, upon receipt of the Limited Partner Consent (as defined in Section 4.1 hereto) perform this Agreement. Except for the receipt of Limited Partner Consent, all necessary proceedings of Winthrop have been taken to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Winthrop and, upon the receipt of Limited Partner Consent, this Agreement constitutes the legal, valid and binding obligation of Winthrop enforceable as to it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application relating to or affecting the rights of creditors.

     2.3 Ownership of the Partnership Interests. Good title to the Partnership Interests is owned by Winthrop free and clear of all pledges, security interests, liens, charges, encumbrances, restrictions and claims of every kind other than the liabilities and obligations applicable to the ownership of the Partnership Interests as set forth in the by-laws of the applicable Subsidiary Corporation.

     2.4 No Conflict. The execution, delivery and performance of this Agreement does not conflict with or result in any breach of any of the terms, conditions or provisions of, or (with or without the giving of notice or the passage of time or both) constitute a default under the Certificate of Incorporation or By-laws of Winthrop, or violate any provision of any law or regulation applicable to Winthrop.

     2.5 Approvals and Consents. No consent, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, domestic or foreign, is required by Winthrop in connection with the execution, delivery and performance of this Agreement.

     2.6 Litigation. There is no litigation pending, or to Winthrop’s knowledge threatened, that questions the validity of this Agreement or that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Winthrop to perform its obligations under this Agreement or on any Partnership Interest transferred pursuant to this Agreement, and there is not in existence any judgment that could reasonably be expected to have a material adverse effect on the ability of Winthrop to perform its obligations under this Agreement or on any Partnership Interest transferred pursuant to this Agreement.

     2.7 No Rights to Purchase Partnership Interests. Except for any rights that AIMCO or its affiliates may have, no person, firm, corporation or other entity has any right or option to purchase or otherwise acquire all or any part of the Partnership Interests.

     2.8 No Brokers or Other Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement.

     2.9 Residential Committee. At all times from and after the date of the issuance of the Class B Shares, (i) the holder of the Class B Shares has had the authority to elect two directors to the Board of Directors of Winthrop (such directors being hereinafter referred to as the “Class B Directors”); (ii) the Class B Directors have had the authority nominate one director to the Board of Directors of each of the Subsidiary Corporations (such director being hereinafter referred to as the “Subsidiary Corporation Class B Director”); (iii) the by-laws of each of the Subsidiary Corporations provides for the establishment of a “Residential Committee” which Residential Committee is to consist of those persons appointed by the Subsidiary Corporation Class B Director; (iv) the Residential Committee has the power to elect one or more Vice Presidents-Residential of the Subsidiary Corporation; and (v) the Vice President-Residential is authorized to take such actions as he or she deems advisable in connection with the operations of each Partnership in which such Subsidiary Corporation is the general partner, subject to the limitations set forth in the by-laws of such Subsidiary Corporation, the Agreement of Limited Partnership or such Partnership and by applicable law.

     2.10 FIRPTA. In order to induce the AIMCO to waive the requirement of withholding tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), Winthrop represents and warrants that (a) Winthrop and each Subsidiary Corporation is a United States citizen, (b) Winthrop and each Subsidiary Corporation is not a foreign person for purposes of Section 1445 of the Internal Revenue Code, and (c) the correct and complete Taxpayer Identification Number of Winthrop and each Subsidiary Corporation is as set forth on Schedule 2 hereto.

ARTICLE THIRD
REPRESENTATIONS AND WARRANTIES OF AIMCO

     AIMCO hereby represents and warrants to Winthrop that:

     3.1 Organization; Good Standing. AIMCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AIMCO has the requisite corporate power and authority to conduct its business in the manner now conducted.

     3.2 Authorization and Enforceability. AIMCO has all requisite power and authority to execute, deliver and perform this Agreement. All necessary proceedings of AIMCO have been taken to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by AIMCO and this Agreement constitutes the legal, valid and binding obligation of AIMCO enforceable as to it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws of general application relating to or affecting the rights of creditors.

     3.3 No Conflict. The execution, delivery and performance of this Agreement does not conflict with or result in any breach of any of the terms, conditions or provisions of, or (with or without the giving of notice or the passage of time or both) constitute a default under the organizational documents of AIMCO, or any indenture, lease, agreement or other material instrument to which AIMCO or a Partnership is a party or by which AIMCO or a Partnership is bound or violate any provision of any law or regulation applicable to AIMCO or a Partnership.

     3.4 Approvals and Consents. No consent, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, domestic or foreign, is required by AIMCO in connection with the execution, delivery and performance of this Agreement.

     3.5 Litigation. There is no litigation pending, or to AIMCO’s knowledge threatened, that questions the validity of this Agreement or that, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of AIMCO to perform its obligations under this Agreement, and there is not in existence any judgment that could reasonably be expected to have a material adverse effect on the ability of AIMCO to perform its obligations under this Agreement.

     3.6 No Brokers or Other Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE FOURTH
LIMITED PARTNER CONSENT

     4.1 Limited Partner Consent. AIMCO covenants and agrees with Winthrop that, to the extent required pursuant to the terms of the organizational documents of a Partnership, AIMCO shall seek the consent of the limited partners of each Partnership for which consent is required to consummate the transactions contemplated hereby (the “Limited Partner Consent”). AIMCO shall prepare all such documentation necessary to seek the Limited Partner Consent (the “Solicitation Documents”) and such Solicitation Documents shall comply with all applicable laws, rules and regulations. To the extent necessary, the Solicitation Documents shall be forwarded to the limited partners of the applicable Partnership as soon as practicable but not later than 15 days after the date hereof; provided, however, the Solicitation Documents with respect to Springhill Lake Investors Limited Partnership (“Springhill Lake”) shall be filed with the Securities and Exchange Commission within 45 days of the date hereof and shall be distributed to the limited partners of Springhill Lake on the earliest date permitted by Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. AIMCO shall, and it shall cause its affiliates to, vote all units of limited partnership interest held by AIMCO and its affiliates in the Partnerships in favor of the transfer of the Partnership Interests as contemplated hereby. The parties shall cause the current general partners of the applicable Partnership to recommend that the limited partners of the applicable Partnership vote in favor of the transfer of the applicable Partnership Interest and Winthrop shall, and shall cause its affiliates to, vote all units of limited partnership interest held by Winthrop and its affiliates in the applicable Partnership in favor of the transfer of the applicable Partnership Interest as contemplated hereby. Winthrop covenants and agrees with AIMCO that it will cooperate in all reasonable respects with AIMCO in seeking the Limited Partner Consent. All costs associated with seeking and obtaining Limited Partner Consent shall be borne by AIMCO or the relevant Partnership.

ARTICLE FIFTH
CONDITIONS TO OBLIGATIONS OF AIMCO

     The obligations of AIMCO under this Agreement are subject to the satisfaction, at or prior to each Closing Date, of all of the conditions set out below in this Article FIFTH. AIMCO may waive any or all of such conditions in whole or in part in its sole discretion.

     5.1 Representations and Warranties Correct. The representations and warranties of Winthrop made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

     5.2 Full Performance. Winthrop shall have performed and complied in all material respects with the covenants, conditions, terms and agreements to be performed and complied with by it on or before the Closing Date.

     5.3 Officer’s Certificate. AIMCO shall have received a certificate from Winthrop certifying to the compliance by Winthrop of the conditions set forth in Sections 5.1 and 5.2.

     5.4 Limited Partner Consent. Limited Partner Consent shall have been received with respect to each of the Partnerships whose Partnership Interests are to be transferred on the applicable Closing Date pursuant to Section 1.2 or 1.3 hereof.

     5.5 Assignment and Assumption. Winthrop shall have executed and delivered to AIMCO an Assignment and Assumption Agreement in the form annexed hereto as Exhibit A (the “Assignment”) with respect to each Partnership Interest.

     5.6 Amendment to Organizational Documents of Partnerships. Winthrop shall have executed and delivered to AIMCO an amendment to the organizational documents of each of the Partnerships whose Partnership Interests are to be transferred on the applicable Closing Date (the “Partnership Agreement Amendments”) pursuant to Section 1.2 or 1.3 hereof evidencing the withdrawal of the applicable Subsidiary Corporation as the general partner of such Partnership and the admission of AIMCO as the successor general partner, in form and substance acceptable to Winthrop in its reasonable discretion.

ARTICLE SIXTH
CONDITIONS TO OBLIGATIONS OF WINTHROP

     The obligations of Winthrop under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of all of the conditions set forth below in this Article SIXTH. Winthrop may waive any or all of such conditions in whole or in part in its sole discretion.

     6.1 Representations and Warranties Correct. The representations and warranties of AIMCO made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

     6.2 Full Performance. AIMCO shall have performed and complied in all material respects with the covenants, conditions, terms and agreements to be performed and complied with by it on or before the Closing Date.

     6.3 Officer’s Certificate. Winthrop shall have received a certificate of the President or Vice-President of AIMCO (without any personal liability to such officer) certifying to the compliance by AIMCO of the conditions set forth in Sections 6.1 and 6.2.

     6.4 Limited Partner Consent. Limited Partner Consent shall have been received with respect to each of the Partnerships whose Partnership Interests are to be transferred on the applicable Closing Date pursuant to Section 1.2 or 1.3 hereof.

     6.5 Assignment and Assumption. AIMCO or its designee shall have executed and delivered to Winthrop an Assignment with respect to each Partnership Interest.

     6.6 Release of Apollo. AIMCO shall have, on the date hereof, executed and delivered to Apollo Real Estate Investment Fund, L.P. and Apollo Real Estate Investment Fund II, L.P. (collectively “Apollo”) a release which releases Apollo together with their respective partners, employees, agents, and affiliates from any and all obligations pursuant to that certain Guaranty, dated as of October 27, 1997 made for the benefit of Insignia Financial Group, Inc. and IPT I, LLC and their respective successors and assigns.

     6.7 Amendment to Partnership Agreement. AIMCO shall have executed and delivered to Winthrop the Partnership Agreement Amendments for those Partnerships whose Partnership Interests are to be transferred on the applicable Closing Date pursuant to Section 1.2 or 1.3 hereof.

ARTICLE SEVENTH
SURVIVAL; INDEMNIFICATION

     7.1 Survival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties contained in this Agreement shall survive the Closing for a period ending on the first anniversary of the Closing Date; except that the representations and warranties set forth in Section 2.3 hereof shall survive until the expiration of the applicable statute of limitations. No party shall be entitled to assert any right of indemnification hereunder unless notice of such assertion (describing the basis therefor in reasonable detail to the extent then known) is given by the Indemnified Party (as defined in Section 7.4) as provided in Section 7.4 no later than the applicable date on which the representation or warranty with respect to which the claim for indemnification is being made expires in accordance with the foregoing. In the event that the Closing occurs notwithstanding actual knowledge by any party hereto (whether by notice or otherwise) of a breach of any representation or warranty of another party under this Agreement, such party shall not be entitled to any remedy against any such other breaching party hereto with respect to, or for damages arising out of or as a result of, such breach and such party’s consummation of the transactions contemplated hereby and participation in the Closing shall constitute a waiver and release by such party of any such breach.

     7.2 Indemnification by Winthrop. Subject to the limitations heretofore set forth and in Section 7.1, Winthrop shall indemnify AIMCO, its affiliates, shareholders, directors, officers, employees and agents for, and shall defend and hold AIMCO harmless from, against and with respect to all loss, liability, damage and expense (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating any claim) (collectively, “Damages”), incurred by AIMCO as a result of or arising from (i) any breach or failure of any written representation, warranty, covenant or agreement of Winthrop contained in this Agreement; (ii) the material failure of Winthrop to perform any agreement required hereunder or under any agreement entered into in connection herewith to be performed by Winthrop, (iii) the transfer, distribution or dividending of a Partnership Interest to Winthrop; and (iv) all actions, suits and proceedings arising out of the foregoing including, without limitation, any Damages arising out of an action, suit or proceeding relating to the Limited Partner Consent and based solely on information provided by Winthrop and set forth in the Soliciting Documents.

     7.3 Indemnification by AIMCO. Subject to the limitations heretofore set forth and in Section 7.1, AIMCO shall indemnify Winthrop and its affiliates, partners, directors, officers and employees for, and shall defend and hold harmless each of them from, against and with respect to any Damages incurred by any of them, as a result of, or arising from, (i) any breach or failure of any written representation, warranty, covenant or agreement of AIMCO contained in this Agreement; (ii) the material failure of AIMCO to perform any agreement required hereunder or under any agreement entered into in connection herewith to be performed by AIMCO and (iii) all actions, suits and proceedings incident to the foregoing, including, without limitation, any Damages arising out of an action, suit or proceeding relating to (1) the Partnership Interests or the Partnership to which Winthrop is made a party to the extent that the facts and circumstances of such action, suit or proceeding arose after the Closing Time or (2) the Limited Partner Consent unless such action, suit or proceeding is based solely on information provided by Winthrop and set forth in the Soliciting Documents.

     7.4 General Procedure. The provisions of Sections 7.2 and 7.3 are expressly subject to the following: A party that may be entitled to indemnification under this Article SEVENTH (an “Indemnified Party”) shall give notice to the party obligated to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of the claim or other facts upon which a claim for indemnification or reimbursement will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party. The Indemnifying Party shall have the right to undertake the defense of any such claim asserted by a third party and the Indemnified Party shall cooperate in such defense and make available all records and materials requested by the Indemnified Party in connection therewith. The Indemnified Party shall be entitled to participate in such defense, but shall not be entitled to indemnification with respect to the costs and expenses of such defense if the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not be liable for any claim settled without its consent, which shall not be unreasonably withheld or delayed; the Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if such settlement requires only the payment of monetary damages that are paid in full by the Indemnifying Party.

ARTICLE EIGHTH
TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing Time:

     (a)  by mutual written consent of Winthrop and AIMCO;

     (b)  by AIMCO on the one hand, or Winthrop on the other hand, if the other breaches in any material respect any of their respective representations, warranties or agreements contained in this Agreement and, such breach is not cured or otherwise corrected to the reasonable satisfaction of Winthrop on the one hand, or AIMCO on the other hand, within ten business days of receipt of notice of such breach;

     (c)  by either Winthrop or AIMCO if Limited Partner Consent is not obtained by September 30, 2004;

     (d)  by either Winthrop or AIMCO if either of them is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction from consummating the transactions contemplated hereby and all means of appeal and all appeals from such order or injunction have been finally exhausted;

     (e)  by either Winthrop or AIMCO as provided in the Allocation Agreement.

     8.2 Manner of Exercise: Effect on Termination. In the event this Agreement is terminated in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, be null and void and of no further force and effect and shall not be referred to by the parties for any purpose whatsoever and the transactions contemplated hereunder shall be abandoned without further action by AIMCO or Winthrop, except to the extent that any such transactions shall have already been consummated.

ARTICLE NINTH
MISCELLANEOUS

     9.1 Notices. Any and all notices or other communications required or permitted to be given hereunder shall be in writing and shall be sent by hand, by telecopy (confirmed by delivery by another method permitted hereunder), by U. S. mail or by Federal Express or other similar overnight courier addressed as follows:

If to AIMCO:	c/o AIMCO
Stanford Place 3
4582 South Ulster Parkway
Suite 1100
Denver, CO 80237
Attention: Patrick J. Foye
Fax: (303) 300-3296

With a copy to: Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, N.E.
16th Floor
Atlanta, Georgia 30303
Attention: Greg Chait, Esq.
Fax: (404) 572-6999

If to Winthrop: Winthrop Financial Associates
7 Bulfinch Place
Suite 500
P.O. Box 9507
Boston, MA 02114
Attention: Carolyn Tiffany
Fax: (617) 742-4643

With a copy to: Post & Heymann, LLP
100 Jericho Quadrangle
Suite 214
Jericho, NY 11753
Attention: David Heymann, Esq.
Fax: (516) 433-2777

Notices shall be deemed given upon receipt or refusal to accept delivery. Each party shall promptly notify the other parties of any change in its address by notice given as provided in this Section 9.1.

     9.2 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

     9.3 Further Assurances. Each of the parties hereto hereby agrees to execute and deliver all such further documents and take all such further actions as shall be necessary, desirable or expedient to consummate the transactions contemplated hereby. Winthrop further agrees to cooperate in completing files or taking such other action with respect to the Partnerships that may be reasonably requested by AIMCO and that should have been taken by Winthrop prior to the Closing Date.

     9.4 Entire Agreement. This Agreement, together with the Schedules hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

     9.5 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     9.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not confer any benefit upon any person or entity other than the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other, except that this Agreement may be assigned in whole or in part to one or more affiliated entities of AIMCO, provided that AIMCO remains responsible for the obligations of that entity under this Agreement.

     9.7 Governing Law; Service of Process. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof. AIMCO and Winthrop hereby waive personal service of any and all process upon it and consent that all such service of process may be made by registered or certified mail (return receipt requested) directed to AIMCO or Winthrop, as the case may be, at its address set forth herein and service so made shall be deemed to be completed three (3) days after the same shall have been so deposited in the U.S. Mails.

     9.8 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

          9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

FIRST WINTHROP CORPORATION

By:	/s/ Peter Braverman

Peter Braverman
Executive Vice President

AIMCO PROPERTIES, L.P.

By: AIMCO-GP, Inc., General Partner

	By:	/s/ Patrick J. Foye

Patrick J. Foye
Executive Vice President

Schedule 1

PARTNERSHIPS/SUBSIDIARY CORPORATION

Partnership	Subsidiary Corporation

Carriage House Apartments Limited Partnership(GP)	Winthrop Petersburg Co., Inc.
Continental Plaza Associates Limited Partnership(GP)	Winthrop-Metro Equities Corporation
Continental Plaza Associates Limited Partnership(SLP)	Winthrop-Metro Equities Corporation
Continental Plaza Limited Partnership(GP)	Winthrop Financial Co., Inc.
Dunlop Tobacco Associates Limited Partnership(GP)	(1)
Galleria Park Associates Limited Partnership(GP)	WFC Realty Co., Inc.
Gotham Apartments Limited Partnership(GP)	WFC Realty Co., Inc.
Holliday Associates Limited Partnership(GP)	Winthrop Financial Co., Inc.
Hollidaysburg Limited Partnership(GP)	WFC Realty Co., Inc.
Hollidaysburg Limited Partnership(SLP)	WFC Realty Co., Inc.
Meadow Wood Associates(GP)	Winthrop Northeast Properties, Inc.
One Linwood Associates Ltd(GP)	Winthrop Financial Co., Inc.
Park Towne Place Associates Limited Partnership(GP)	PTP Properties, Inc.
Portage Associates Limited Partnership(GP)	WFC Realty Co., Inc.
Portage Associates Limited Partnership(SLP)	WFC Realty Co., Inc.
Southwest Parkway, Ltd. (GP)	Southwest Parkway Holdings, Inc.
Springhill Lake Investors Limited Partnership(GP)	Three Winthrop Properties, Inc.
Standpoint Vista Limited Partnership(GP)	Winthrop Financial Co., Inc.
Stratford Place Investors Limited Partnership (GP)	WFC Realty Co., Inc.
Three Winthrop Limited Partnership(GP) (2)	Ten Winthrop Properties, Inc.
WAI Associates Limited Partnership(GP) (3)	WAI Properties, Inc.

(1) First Winthrop Corporation is the General Partner

(2) Ten Winthrop Properties, Inc. is the general partner of Three Winthrop Limited Partnership, the general partner of Winthrop Apartment Investors 2 Limited Partnership.

(3) General Partner of Winthrop Apartment Investors Limited Partnership

Schedule 2

Subsidiary Corporation	Taxpayer Identification Number

First Winthrop Corporation	04-2563478
PTP Properties, Inc.	04-3331644
Southwest Parkway Holdings, Inc.	04-3347422
Ten Winthrop Properties, Inc.	04-3144806
Three Winthrop Properties, Inc.	04-2824335
WAI Properties, Inc.	04-3308932
WFC Realty Co., Inc.	04-2537646
Winthrop Financial Co., Inc.	04-2700773
Winthrop Metro Equities Corporation	04-2818632
Winthrop Northeast Properties, Inc.	04-2732151
Winthrop Petersburg Co., Inc.	04-2711125

SPRINGHILL LAKE INVESTORS LIMITED PARTNERSHIP

LIMITED PARTNER NOTICE OF OBJECTION

The undersigned, a limited partner of Springhill Lake Investors Limited Partnership, a Maryland limited partnership (the “Partnership”), and the holder of units (“Units”) of limited partnership interest in the Partnership, acting with respect to all of the Units owned by the undersigned, hereby objects to the withdrawal of Three Winthrop Properties, Inc. (the “Withdrawing General Partner”) as managing general partner of the Partnership, and the admission and substitution of AIMCO/Springhill Lake Investors GP, LLC, a Delaware limited liability company (the “Proposed General Partner”), as managing general partner of the Partnership, as described in the Information Statement, dated February [_], 2004. Abstentions will not be treated as objections.

The undersigned hereby acknowledges receipt of the Information Statement, dated [January]      , 2004. A fully completed, signed and dated copy of this Notice of Objection should be sent to the Information Agent by mail or overnight courier to the address specified below, or by fax to the fax number specified below, prior to midnight, New York City time, on [           ], 2004, unless such date is extended by the Proposed General Partner in its discretion, and such later date and time determined by the Proposed General Partner shall be the date and time when the solicitation of consents will expire.

Dated:           , 2004

By:

Please Print Name

If held jointly:

By:

Please Print Name

PLEASE SIGN EXACTLY AS YOU HOLD YOUR PARTNERSHIP UNITS. WHEN SIGNING AS AN ATTORNEY-IN-FACT, EXECUTORS, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF AN INTEREST IS JOINTLY HELD, EACH HOLDER SHOULD SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY A DULY AUTHORIZED PERSON.

THE INFORMATION AGENT IS:

THE ALTMAN GROUP, INC.

By Mail:	By Overnight Courier:	By Hand:

1275 Valley Brook Avenue Lyndhurst, New Jersey 07071	1275 Valley Brook Avenue Lyndhurst, New Jersey 07071	1275 Valley Brook Avenue Lyndhurst, New Jersey 07071

By Facsimile:	For Information please call:

(201) 460-0050	TOLL FREE (800) 217-9608